Exhibit 99.1
Hagerty Announces Expiration and Results of Warrant Exchange Offer and Consent Solicitation
TRAVERSE CITY, Mich., July 3, 2024 /PRNewswire/ – Hagerty, Inc. (NYSE: HGTY) (the “Company” or “Hagerty”), an automotive enthusiast brand and leading specialty vehicle insurance provider, announced today the expiration and results of its previously announced exchange offer (the “Offer”) and consent solicitation (the “Consent Solicitation”) relating to its outstanding (i) public warrants (the “Public Warrants”), (ii) private placement warrants (the “Private Warrants”), (iii) underwriter warrants (the “Underwriter Warrants”), (iv) OTM warrants (the “OTM Warrants” and together with the Private Warrants and the Underwriter Warrants, the “Private Placement Warrants”) and (v) PIPE warrants (the “PIPE Warrants” and, together with the Public Warrants and the Private Placement Warrants, the “Warrants”). The Offer and Consent Solicitation expired at one minute after 11:59 p.m., Eastern Time, on July 2, 2024.
Hagerty has been advised that (i) 5,019,278 Public Warrants, or approximately 87.3% of the outstanding Public Warrants, (ii) 1,561,381 Private Placement Warrants, or approximately 98.4% of the Private Placement Warrants and (iii) 11,850,300 PIPE Warrants, or approximately 97.6% of the PIPE Warrants, were validly tendered and not validly withdrawn prior to the expiration of the Offer. Hagerty expects to settle the exchange of such Warrants, each for 0.2 shares of the Company’s Class A common stock, on or around July 5, 2024.
In the Consent Solicitation, Hagerty received the approval of approximately 87.3% of the outstanding Public Warrants and 98.4% of the outstanding Private Placement Warrants, each of which exceed the 50% consent required to effect the amendment of the warrant agreement that governs the Public Warrants and the Private Placement Warrants. Hagerty also received the approval of approximately 97.6% of the outstanding PIPE Warrants, which exceeds the 50% consent required to effect the amendment of the warrant agreement that governs the PIPE Warrants (these amendments together, the “Warrant Amendments”). Accordingly, Hagerty and Continental Stock Transfer & Trust Company entered into the Warrant Amendments on July 3, 2024. Hagerty then exercised its right created by the Warrant Amendments to require the exchange (the “Post-Offer Exchange”) of each remaining outstanding Warrant for 0.18 shares of Class A Common Stock, which is a ratio 10% less than the exchange ratio applicable to the Offer. Hagerty also fixed 5:00 p.m. Eastern time on July 22, 2024 as the exchange date for the Post-Offer Exchange, following which no Warrants will remain outstanding. Hagerty expects that the last day of trading for the Public Warrants on the New York Stock Exchange under the symbol "HGTY.WS." will be July 19, 2024.
The Company engaged D.F. King & Co., Inc. as the information agent and consent solicitor for the Offer and Consent Solicitation.
No Offer or Solicitation
This press release shall not constitute an offer to exchange or the solicitation of an offer to exchange or the solicitation of an offer to purchase any securities, nor shall there be any exchange or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) registering shares of Common Stock issuable in the Offer was declared effective by the SEC on July 1, 2024.
About Hagerty, Inc. (NYSE: HGTY)
Hagerty is an automotive enthusiast brand committed to saving driving and fueling car culture for future generations. The Company is a leading provider of specialty vehicle insurance, expert car valuation data and insights, live and digital car auction services, immersive events and automotive entertainment custom made for the 67 million Americans who self-describe as car enthusiasts. Hagerty also operates in Canada and the U.K. and is home to Hagerty Drivers Club, a community of over 800,000 who can’t get enough of cars. As a purpose-driven organization, Hagerty Impact aims to be a catalyst for positive change across the issues that matter most to our teams, our members, the broader automotive community, our shareholders and the planet at large. For more information, please visit www.hagerty.com or connect with the Company on Facebook, Instagram, Twitter and LinkedIn.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the expected settlement of the Offer, the expected timing and effect of the Post-Offer Exchange, and any other statement that is not historical fact. These forward-looking statements generally are identified by words such as “aim,” anticipate,” “expect,” “intend,” “future,” “opportunity,” “plan,” “potential,” “may,” “should,” “will,” “would,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from these forward-looking statements, including the Company's ability to (i) compete effectively within its industry and attract and retain insurance policy holders and paid HDC subscribers; (ii) maintain key strategic relationships with its insurance distribution and underwriting carrier partners; (iii) prevent, monitor and detect fraudulent activity; (iv) manage risks associated with disruptions, interruptions, outages with its technology platforms or third-party services; (v) accelerate the adoption of its membership products as well as any new insurance programs and products; (vi) manage the cyclical nature of the insurance business including through any periods of recession, economic downturn or inflation; (vii) address unexpected increases in the frequency or severity of claims; (viii) comply with the numerous laws and regulations applicable to its business, including state, federal and foreign laws relating to insurance and rate increases, privacy, the internet and accounting matters; (ix) manage risks associated with being a controlled company; (x) successfully defend any litigation, government inquiries and investigations, and (xi) address other risks and uncertainties described under the section entitled “Risk Factors” in the Registration Statement and the other documents the Company files from time to time with the SEC, which are accessible on the SEC's website at www.sec.gov. Readers are cautioned not to put undue reliance on any forward-looking statement.
Forward-looking statements speak only as of the date they are made. The Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.